UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/19/2007

EnerSys
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32253

Delaware	23-3058564
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2366 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices, including zip code)

(610) 208-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On July 19, 2007, at the annual meeting of the stockholders of EnerSys (the "Company"), the stockholders of the Company approved the Company's 2007 Management Incentive Plan (the "2007 MIP"). The 2007 MIP became effective on June 6, 2007, the date of its approval by the Company's Board of Directors, subject to stockholder approval. The 2007 MIP will automatically terminate on June 6, 2012, unless earlier amended or terminated by the Board.

The 2007 MIP is designed to provide "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). To be considered performance-based under the Code, among other requirements, the compensation must be paid only upon the attainment of certain performance goals that have been approved by the Company's stockholders.

The 2007 MIP is administered by the Compensation Committee (the "Committee") of the Company's Board of Directors. Awards (as defined in the 2007 MIP) may be granted under the 2007 MIP to our executive officers and other key employees as selected by the Committee with respect to the executive officers, and the CEO, in his sole discretion, with respect to other participants. The Committee may determine the Performance Period (as defined in the 2007 MIP) to which any Award will relate, as well the performance goals applicable to each Award, the minimum, target and maximum levels applicable to each performance goal, and the amount payable upon attainment of thresholds within such levels. Unless otherwise determined by the Committee, an Award will be paid in cash within a reasonable period after the end of the applicable Performance Period.

Except in the event of death, disability or retirement or as otherwise determined by the Committee, if a participant's employment terminates prior to the end of a Performance Period for any reason other than death, disability or retirement, no Award will be payable to the participant with respect to that Performance Period. If a participant's employment is terminated as a result of death, disability, retirement at normal retirement age or earlier retirement with Company consent prior to the end of a Performance Period, the participant's Awards will be cancelled, and in respect of such cancelled Award, the participant will receive a pro rata portion of his or her Award that he or she would have received with respect to the applicable Performance Period based on actual performance for the Performance Period, payable at the time that Awards are payable to other participants.

In the event that a participant experiences a Qualifying Termination (as defined in the 2007 MIP and generally including a termination without Cause (as defined in the 2007 MIP) or a voluntary termination following certain required relocations) within three (3) months following a Change in Control (as defined in the 2007 MIP) of the Company, the Company will pay to the participant, as soon as practicable following the date of such Qualifying Termination, a pro rata portion through the date of the Change in Control of the aggregate value of all Awards granted to the participant for any Performance Period for which Awards are outstanding as of the Change in Control and which is uncompleted as of the Qualifying Termination, calculated as to each Award based on actual performance through the most recently completed fiscal quarter ending on or prior to the date of the Change in Control and for any portion of the Performance Period that was to occur after the most recently completed fiscal ending on or prior to the date of the Change in Control, assuming the achievement, at the target level, of the performance goals established with respect to such Award, all as determined by the Committee, and such Performance Periods and the 2007 MIP shall thereafter immediately terminate with respect to such participants and the Company.

The foregoing summary description of the 2007 MIP is qualified in its entirety by reference to the actual terms of the 2007 MIP, which is attached hereto as Exhibit 10.1. For additional information regarding the 2007 MIP, refer to Proposal No. 3 (Approval of EnerSys 2007 Management Incentive Plan) on pages 14-16 of our 2007 Annual Meeting Proxy Statement, as filed with the Securities and Exchange Commission on June 18, 2007, which is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

10.1 EnerSys 2007 Management Incentive Plan

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: July 20, 2007	By:	/s/ Frank M. Macerato
Frank M. Macerato
Vice President, General Counsel and Assistant Secretary

Exhibit Index

Exhibit No.	Description
EX-10.1	EnerSys 2007 Management Incentive Plan